Prospectus Supplement No. 2                 Filed Pursuant to Rule 424(b)(3)
to Prospectus Dated December 6, 1999        File No.        333-86675

                                 $200,000,000

                          SAFEGUARD SCIENTIFICS, INC.

             5.0% CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2006

     This prospectus supplement relates to the resale by the holders (the "Selling Holders") of 5.0% Convertible Subordinated Notes due June 15, 2006 (the "Notes") of Safeguard Scientifics, Inc. (the "Company") and the shares of common stock, $.10 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes.

     This prospectus supplement should be read in conjunction with the prospectus dated December 6, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                                    Principal Amount
                                        of Notes              Common Stock
                                    Beneficially Owned       Owned Prior To
                                       and Offered           The Offering(1)        Common Stock
            NAME                        Hereby(1)                  (2)             Offered Hereby (2)
----------------------------           ----------                 -----                -----

Aragon Investments, Ltd.               $   100,000               1,382                 1,382

Boulder Capital, Inc.                  $ 3,850,000              53,220                53,220

Citadel Trading Group L.L.C.           $    60,000                 829                   829

Jackson Investment Fund, Ltd.          $   940,000              12,994                12,994

McMahan Securities Company,            $   700,000               9,676                 9,676
 L.P.

Onex Industrial Partners               $ 4,050,000              55,985                55,985
 Limited

Value Line Convertible Fund,           $   250,000               3,455                 3,455
 Inc.

Any other holder of notes or           $12,066,000             166,794               166,794
 future transferee from any
 such holder (3)(4)

_____________

(1)  Includes common stock into which the notes are convertible.

(2) Assumes a conversion price of $72.3406 per share and a cash payment in lieu of any fractional interest.

(3) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(4) Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $72.3406 per share.

     On February 4, 2000, our partner company, eMerge Interactive, Inc., offered 8,000,000 shares of its common stock for purchase by the public pursuant to a Registration Statement on Form S-1 at an initial offering price of $15.00 per share. Holders of our common stock were eligible to purchase up to 3,500,000 shares of eMerge's common stock through and in accordance with our directed share subscription program. Pursuant to the terms of the indenture and as a result of the eMerge offering, the conversion price of the Notes has been adjusted downward and, effective as of February 11, 2000, the fifth business day following the completion of the eMerge offering, the conversion price is $72.3406.

     Accordingly, the following references in the prospectus to the conversion price of $75.0441 per share are superseded and replaced by the conversion price of $72.3406 per share and the prospectus is hereby superseded in part as follows:

Reference to "$75.0441" on the front cover, line 18 is replaced with "72.3406";

Reference to "November 30, 1999" on the front cover, line 19 is replaced with "February 11, 2000";

Reference to "75.0441" on page 16, line 19 is replaced with "72.3406"; and

Reference to "November 30, 1999" on page 16, line 19 is replaced with "February 11, 2000".

     INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                    ---------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 8, 2000